Exhibit 10.4

OPHTHALMIC IMAGING SYSTEMS

AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2009, by and among Ophthalmic Imaging Systems, a California corporation(“OIS”),U.M AccelMed, Limited Partnership, an Israeli limited partnership (“AccelMed”), MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), the entity listed on Schedule A hereto under the caption entitled “Agfa Group” (the “Agfa Group”), the entity listed on Schedule A hereto under the caption entitled “Inter-Gamma Group” (the “Inter-Gamma Group”) and the individuals listed on Schedule A hereto under the caption “Allon/Shenhar Group” (the “Allon/Shenhar Group,” and together with the Agfa Group and the Inter-Gamma Group, the “Principal MV Shareholders,” and MediVision and the Principal MV Shareholders may be referred to in this Agreement as the “MediVision/Principal MV Shareholders Group”) (OIS, AccelMed, MediVision and the Principal MV Shareholders may be referred to in this Agreement collectively as, the “Parties” and individually, as a “Party”).

WHEREAS, OIS and MediVision are parties to that certain Asset Purchase Agreement, dated June 24, 2009 (the “Asset Purchase Agreement”) pursuant to which OIS will purchase certain assets from MediVision;

WHEREAS, OIS and AccelMed are parties to a Purchase Agreement, dated June 24, 2009 (the “Purchase Agreement”), pursuant to which OIS will issue and sell to AccelMed up to an aggregate of 13,214,317 shares (the “Private Placement Shares”) of common stock, no par value (the “Common Stock”), of OIS, and warrants (the “Warrants”) to purchase up to an aggregate of 4,404,772 shares of Common Stock in a transaction that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Private Placement”);

WHEREAS, the issuance and sale of the Private Placement Shares and Warrants has been structured to close in two closings;

WHEREAS, at the first closing (the “First Closing”) of the Private Placement, OIS intends to issue and sell an aggregate of 9,633,228 shares of Common Stock and warrants to purchase up to an aggregate of 3,211,076 shares of Common Stock to AccelMed;

WHEREAS, subject to certain conditions, at the second closing of the Private Placement OIS intends to issue and sell an aggregate of 3,581,089 shares of Common Stock and warrants to purchase up to an aggregate of 1,193,696 shares of Common Stock to AccelMed;

WHEREAS, the Parties desire to set forth herein certain matters regarding the voting of all OIS Shares (as defined below) effective as of the date of the First Closing; and

WHEREAS, it is a condition precedent for the First Closing that OIS, AccelMed, MediVision and the Principal MediVision Shareholders execute this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

VOTING

Section 1.1      Election of Directors.

(a)       Following the date of the First Closing and as long as each of AccelMed and the MediVision/Principal MV Shareholders Group holds between 25% and 50% of the outstanding shares of Common Stock of OIS, OIS will use its best efforts and will take all actions (including, if necessary, amend its bylaws) to cause to be nominated for election to OIS’ Board of Directors (the “Board of Directors”), and each of AccelMed and the members of the MediVision/Principal MV Shareholders Group, agree and undertake to vote all OIS voting securities (or the holders thereof shall consent pursuant to an action by written consent of the shareholders), whether directly or indirectly owned, and whether now owned or hereafter acquired, or which a Party may be empowered to vote (“OIS Shares”), from time to time and at all times, in whatever manner shall be necessary for the election of, at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, for the following nominees:

(i)               two “Independent Directors” as defined under the listing standards of The Nasdaq Capital Market, regardless of whether the Common Stock is then listed on the Nasdaq Capital Market, the identity of one shall be designated and named by AccelMed, and the identity of the other shall be designated and named by the MediVision/Principal MV Shareholders Group (which two directors are currently Mr. William Greer and Mr. Jonathan R. Phillips); provided, that if MediVision owns 30% or more of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision shall designate and name the person to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(a)(i) and if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision/Principal MV Shareholders shall designate and name the person to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(a)(i);

(ii)              three persons designated and named by AccelMed (the “AccelMed Directors”);

(iii)             three persons designated and named by MediVision (the “MediVision Directors”); provided, further, that if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then the Agfa Group, the Inter-Gamma Group and the Allon/Shenhar Group, in proportion to their shareholdings in OIS, shall name the persons to be nominated pursuant to this Section 1.1(a)(iii); and

(iv)             one person designated and named jointly by AccelMed and MediVision who shall be a reputable individual from OIS’ industry; provided, that if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then AccelMed and the Principal MV Shareholders shall name the person to be nominated pursuant to this Section 1.1(a)(iv).

(b)       Following the date of the First Closing and as long as either AccelMed or the MediVision/Principal MV Shareholders Group holds less than 25% of the outstanding shares of Common Stock of OIS or more than 50% of the outstanding shares of Common Stock of OIS, OIS will use its best efforts and will take all actions (including, if necessary, amend it bylaws) to cause to be nominated for election to OIS’ Board of Directors, and each of AccelMed and the members of the MediVision/Principal MV Shareholders Group agree to vote all OIS Shares, from time to time and at all times, in whatever manner shall be necessary for the election of, at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the stockholders, for the following nominees.

(i)               two “Independent Directors” as defined under the listing standards of The Nasdaq Capital Market, regardless of whether the Common Stock is then listed on the Nasdaq Capital Market, the identity of one shall be designated and named by AccelMed the identity of the other shall be designated and named by the MediVision/Principal MV Shareholders Group (which two directors are currently Mr. William Greer and Mr. Jonathan R. Phillips); provided, that if MediVision owns 30% or more of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision shall designate and name the person to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(b)(i) and if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision/Principal MV Shareholders shall designate and name the person to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(b)(i);

(ii)              six persons designated and named by AccelMed and the MediVision/Principal MV Shareholders Group, with each of AccelMed and the MediVision/Principal MV Shareholders Group entitled to name the number of persons for election to OIS’ Board of Directors in proportion to their shareholdings in OIS vis-a-vi AccelMed and the MediVision/Principal MV Shareholders Group (i.e., calculated based on the portion (in percentages) of the holdings of each of them out of their combined aggregate holdings, multiplied by six, and rounded to the nearest whole number); provided, that if MediVision owns 30% or more of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision shall designate and name the persons to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(b)(ii) and if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then MediVision/Principal MV Shareholders shall designate and name the persons to be nominated by the MediVision/Principal MV Shareholders Group pursuant to this Section 1.1(b)(ii); and

(iii)             one person designated and named jointly by AccelMed and MediVision who shall be a reputable individual from OIS’ industry; provided, that if MediVision owns less than 30% of the shares of Common Stock owned collectively by MediVision and the Principal MV Shareholders, then AccelMed and the Principal MV Shareholders shall name the person to be nominated pursuant to this Section 1.1(b)(iii).

The number of persons that a Party is entitled to nominate pursuant to this Section 1.1 shall be rounded to the nearest person.

At the first annual meeting of the Company’s shareholders following the execution of this Agreement, AccelMed shall designate Mr. Ariel Shenhar, pursuant to Section 1.1(a)(ii) or 1.1(b)(ii) (as the case may be), to serve as a director until the next annual meeting, subject to his continuance service as OIS’ chief financial officer during such period and subject to Section 1.4 below.

At the first annual meeting of the Company’s shareholders following the execution of this Agreement, MediVision/Principal MV Shareholders Group shall designate Mr. Gill Allon, pursuant to Section 1.1(a)(iii) or 1.1(b)(ii) (as the case may be), to serve as a director until the next annual meeting, subject to Section 1.4 below.

Section 1.2      Election Chairman.

(a)       The Parties agree to use their best efforts and to take all actions to cause a nominee of AccelMed and MediVision or the Principal MV Shareholders serving as a member of the Board of Directors pursuant to Section 1.1(a)(iv) or 1.1(b)(iii) (as the case may be) to be named by the Board of Directors as Chairman upon his or her election to the Board of Directors.

Section 1.3      Appointment to Audit Committee.

(a)       The Parties agree to use their best efforts and to take all actions to cause one AccelMed Director serving as a member of the Board of Directors pursuant to Section 1.1(a)(ii) or 1.1(b)(ii) (as the case may be) (other than the chief financial officer of OIS) to be appointed to OIS’ Audit Committee as its Chairman.

Section 1.4      Removal of Directors. Each Party agrees and undertakes to vote all OIS Shares owned by such Party in whatever manner shall be necessary to ensure that no director elected pursuant to Section 1.1 may be removed from office other than for Cause unless such removal is directed or approved by the affirmative vote of the Party or Parties entitled under Section 1.1 to designate that director. For the purpose of this Section 1.4, the term “Cause” shall mean (a) a serious breach of trust, including but not limited to, theft, embezzlement, self-dealing, and/or breach of fiduciary duties, (b) a conviction of a misdemeanor or felony, or (c) a material breach by the director of any agreement between the director and OIS.

Section 1.5      Death, Disability, Removal or Resignation of Directors.

(a)       Any vacancy created by the death, disability, resignation or removal of a director elected pursuant to Section 1.1 shall be filled in accordance with the provisions of Section 1.1.

(b)       If any Party entitled to nominate a director for election pursuant to Section 1.1 (the “Nominating Party”) serves notice on the Board of Directors and the other Parties, whereby the Nominating Party wishes to remove or replace a serving director nominated thereby pursuant to Section 1.1, then the Company shall take all required actions, subject to applicable law, to convene a meeting of shareholders for such purpose (unless and to the extent such removal or appointment can be effected without a meeting of shareholders), and all other Parties agree to vote in favor (or approve by written consent) of removing said director, and further agree that the Nominating Party shall have the right to nominate a replacement director for submission to a vote or consent of the other Parties of such new nominee to fill the vacancy, and in such event all other Parties undertake to vote in favor (or approve by written consent) of electing such new nominee as a replacement director.

Section 1.6      Non-Voting Observer. In the sole discretion of the Board of Directors, Noam Allon shall attend all meetings of the Board of Directors as an observer.

ARTICLE 2

TERMINATION

Section 2.1      This Agreement shall continue in full force and effect with respect to each of the Parties, from the date hereof through the occurrence of any of the following:

(a)       The First Closing is not consummated;

(b)       AccelMed ceases to own 10% of the Common Stock of OIS on a fully-diluted and as converted basis.

(c)       The MediVision/Principal MV Shareholder Group ceases to own, in the aggregate 10% of the Common Stock of OIS on a fully-diluted and as converted basis.

ARTICLE 3

MISCELLANEOUS

Section 3.1      No Liability for Election of Recommended Directors. None of OIS, AccelMed, MediVision the Principal MV Shareholders, nor any officer, director, shareholder, partner, employee or agent of such Party, if any, makes any representation or warranty as to the fitness or competence of the nominee of any Party hereunder to serve on the Board of Directors by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such nominee pursuant to this Agreement.

Section 3.2      Rights under the Convertible Loan Agreement. Each of Noam Allon, Gill Allon and Ariel Shenhar (the “Lenders”) hereby agree, under the circumstances described below, to waive the security and pledge rights granted to him under that certain convertible loan agreement between OIS, MediVision, the Lenders and Delta Trading And Services (1986) Ltd, dated January 12, 2009 (the “Loan Agreement”) with respect to 2,000,000 OIS Shares (such amount, the “Released Shares”) out of an aggregate of 4,837,391 OIS Shares which are owned by MediVision and pledged to all lenders (out of which 2,056,905 OIS Shares are pledged to the Lenders) under the Loan Agreement (the “Pledge” and the “Pledged Shares”), immediately prior to the date on which the Released Shares shall be deposited in an escrow account (the “Escrow”) pursuant to that certain escrow agreement, dated June 24, 2009 (the “Escrow Agreement”), by and among OIS, MediVision and Stephen L. Davis, Esq., as escrow agent (the “Escrow Agent”). The Lenders and MediVision agree and irrevocably undertake that they will deposit the Released Shares in the Escrow together with an irrevocable power of attorney authorizing the Escrow Agent to release the Released Shares from the Pledge, to file a release notice with the Israeli Registrar of Pledges and to take any other reasonable action required to implement such release (without the need for any further consent from the Lenders) immediately prior to any event on which the escrow agent shall be entitled to dispose the Released Shares pursuant to the Escrow Agreement, resulting in the Released Shares being free and clear of any third party charge or rights (as shall be evidenced in writing Israeli Registrar of Pledges’ printout). For the avoidance of doubt, a remainder of 2,837,391 Pledged Shares which are not held in the escrow account will not be subject to this Section 3.2. This Section 3.2 shall serve as an amendment of the Loan Agreement in accordance with its terms.

Section 3.3      Notice of Transfer; Agreement Binding on Affiliates. If and whenever OIS Shares are transferred by any of AccelMed, MediVision or the Principal MV Shareholders, the transferring Party shall report, within three calendar days, such transaction to the chief financial officer of OIS. Any transferee who is an “affiliate” of the transferring Party pursuant to Rule 144 of the Securities Act of 1933, as amended shall take any such transferred OIS Shares subject to and shall comply with this Agreement.

Section 3.4      Specific Performance. The Parties hereby intend this Agreement to be an agreement pursuant to California Corporations Code Section 706 and further declare that it is impossible to measure in money the damages that will accrue to a Party by reason of a failure of a Party to perform any of the obligations under this Agreement. The Parties agree the terms of this Agreement shall be specifically enforceable. If any Party institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such Party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

Section 3.5      Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 3.6      Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 4.8).

Section 3.7      Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 3.8      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.9      Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Common Stock and/or OIS Shares, as appropriate, for purposes of this Agreement.

Section 3.10    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 3.11    Waiver. No waivers of any breach of this Agreement extended by any Party to any other Party shall be construed as a waiver of any rights or remedies of any other Party hereto or with respect to any subsequent breach.

Section 3.12    Modification or Amendment. This Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties. Any amendment, modification or waiver so effected shall be binding upon the Parties, and all of their respective successors and permitted assigns.

Section 3.13    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

Section 3.14    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile at:

(a)     If to OIS:

Ophthalmic Imaging Systems
221 Lathrop Way
Suite I
Sacramento, CA 95815

Attn: Gil Allon, Chief Executive Officer
Phone: 916-646-2020
Fax: 916-646-0207
Email: Info@oisi.com

With a copy to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attn: Henry I. Rothman, Esq.

Phone: 212-704-6000

Fax: 212-704-5950

E-mail: Henry.rothman@troutmansanders.com

(b)     If to AccelMed:

6 Hachoshlim St.

Herzliya Pituach

46120, Israel

P.O.Box 12006

Attention: Dr. Uri Geiger

Facsimile: 972-9-9588594

E-mail: Uri@accelmed.co.il

With a copy (which shall not constitute a notice)to:

Shenhav & Co.

Or Towers, Building B

11th Floor

4 Ha’nechoshet St., Ramat Ha’chayal, Tel Aviv 69710,

Attn: Dr. Ayal Shenhav, Adv.

Phone: 972-3- 6110760

Fax: 972-3-6110788
Email: ayal @shenhavlaw.co.il

(c)     If to MediVision:

MediVision Medical Imaging, Ltd.

Hermon Building, Industrial Park

PO Box 45

Yokneam Elit 20692, Israel

Attn: Noam Allon, President & CEO

Phone: 011-972-4-989-4884

Fax: 011-972-4-989-4883

Email: general@medivision-ois.com

With a copy to:

Eitan-Mehulal Law Group

10 Abba Eban Blvd.

PO Box 2081

Herzlia 46120, Israel

Attn: Nir Weissberger

Tel +972-9-972-6000

Fax +972-9-972-6001

Email: nirweissberger@israelilaw.com

(d)       If to any Principal MV Shareholder, then notice shall be given to each and all of the Principal MV Shareholders, at such address as the party shall have furnished in writing in accordance with the provisions of this Section 3.13).

Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 3.15    Delays and Omissions. Subject to applicable law, no delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereof, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 3.16    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

OPHTHALMIC IMAGING SYSTEMS

By: /s/ Gil Allon Name: Gil Allon Title: Chief Executive Officer

By: /s/ Ariel Shenhar Name: Ariel Shenhar Title: Chief Financial Officer

U.M ACCELMED, LIMITED PARTNERSHIP By: /s/ Uri Geiger Name: Uri Geiger Title: Chairman

MEDIVISION MEDICAL IMAGING LTD By: /s/ Noam Allon Name: Noam Allon Title: Chief Executive Officer

AGFA GEVAERT N.V. By: /s/ Wilfried Van Lishoot Name: Wilfried Van Lishoot Title: General Counsel and Company Secretary

DELTA TRADING AND SERVICES (1986) LTD. By: /s/ Tanhum Oren Name: Tanhum Oren Title: Chairman By: /s/ Yigal Berman Name: Yigal Berman Title: Director

/s/ Gil Allon
Gil Allon

/s/ Noam Allon
Noam Allon

/s/ Ariel Shenhar
Ariel Shenhar

/s/ Yuval Shenhar
Yuval Shenhar